DESCRIPTION OF SECURITIES

The following descriptions of common and preferred stock summarize the material terms and provisions of the Class A common stock and preferred stock, but are not intended to be complete. For the full terms of our common and preferred stock, please refer to our Second Amended and Restated Certificate of Incorporation, as amended from time to time, and our Amended and Restated Bylaws, as amended from time to time. The Delaware General Corporation Law (“DGCL”) may also affect the terms of these securities.

Authorized Capital Stock

As of March 2, 2026, our authorized capital stock consists of 1,410,000,000 shares of capital stock with a par value of $0.0001 per share, consisting of 1,400,000,000 shares of Class A common stock, par value of $0.0001 per share, and 10,000,000 shares of preferred stock, par value of $0.0001 per share, which may, at the sole discretion of the Board of Directors be issued in one or more series.

As of March 2, 2026, there were 91,036,037 shares of Class A common stock issued and outstanding, held by approximately 253 holders of record. No shares of preferred stock were issued or outstanding as of March 2, 2026. The authorized and unissued shares of both Class A common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Unless approval of our stockholders is so required, our board of directors will not seek stockholder approval for the issuance and sale of either our Class A common stock or preferred stock.

The Board may from time to time authorize by resolution the issuance of any or all shares of the preferred stock authorized in accordance with the terms and conditions set forth in the Second Amended and Restated Certificate of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration and in one or more series, all as the Board in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law.

Class A Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Second Amended and Restated Certificate of Incorporation, the holders of our Class A common stock possess all voting power for the election of directors and all other matters requiring stockholder action and are entitled to one vote per share on matters to be voted on by stockholders. The holders of Class A common stock will at all times vote together as one class on all matters submitted to a vote of the Company’s Class A common stockholders under the Second Amended and Restated Certificate of Incorporation. Holders of Class A common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of Class A common stock voting for the election of directors can elect all of the directors. Holders of our Class A common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. Our Class A common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our Class A common stock.

Dividends

Subject to the rights, if any, of holders of any outstanding shares of preferred stock, the Second Amended and Restated Certificate of Incorporation provides that holders of Class A common stock are entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the Board in its discretion out of legally available funds and shall share equally on a per share basis in such dividends and distributions.

Liquidation Preference

The Second Amended and Restated Certificate of Incorporation provides that in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of the Class A common stock will be entitled to receive all of the remaining assets of the Company available for distribution to stockholders, ratably in proportion to the number of shares of Class A common stock held by them, after the rights of creditors and the holders of the preferred stock have been satisfied.

Preferred Stock

The total number of authorized shares of preferred stock is 10,000,000 shares with a par value of $0.0001 per share. Preferred stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issuance of shares of the preferred stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Anti-Takeover Effects of Certain Provisions of Our Second Amended and Restated Certificate of Incorporation, as Amended, and Our Amended and Restated Bylaws, as Amended

Provisions of our certificate of incorporation and our bylaws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Removal of Directors. The Second Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws provide that, subject to the rights of the holders of any series of the Company preferred stock, directors may be removed only by the affirmative vote of the holders of a majority of the voting power of all shares then entitled to vote at an election of directors.

Vacancies on the Board of Directors. Subject to the rights of the holders of any series of the Company preferred stock, any vacancy on the Company’s Board, however occurring, including a vacancy resulting from an increase in the size of the Board, may only be filled by the affirmative vote of a majority of the Company’s directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by a vote of the stockholders.

Preferred Stock. Our Second Amended and Restated Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our Board of Directors in their sole discretion. Our Board of Directors may, without stockholder approval, issue series of preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our Class A common stock.

Amendment of Certificate of Incorporation or Bylaws. As required by the DGCL, any amendment of the Second Amended and Restated Certificate of Incorporation must first be approved by a majority of the directors then in office and, if required by law or the Second Amended and Restated Certificate of Incorporation, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote on the amendment as a class.

The Company’s Amended and Restated Bylaws may be amended, altered or repealed by the affirmative vote of a majority of the Company directors then in office, and may also be amended, altered or repealed by the affirmative vote of a majority of the outstanding shares entitled to vote generally in the election of directors.

Limitation of Liability. The Second Amended and Restated Certificate of Incorporation provides for the limitation of liability of, and providing indemnification to, our directors and officers.

Special Stockholders’ Meeting. The certificate of incorporation provides that a special meeting of stockholders may only be called only by the Chairperson of the Board, Chief Executive Officer of the Company, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is specifically denied.

Business Combinations. Although the Second Amended and Restated Certificate of Incorporation provides that the Company will not be governed by Section 203 of the DGCL, the Second Amended and Restated Certificate of Incorporation includes a provision that is substantially similar to Section 203 of the DGCL, but excludes the investment funds affiliated with sponsor and their respective successors and affiliates and the investment funds affiliated with or managed by certain stockholders of the Company and their respective successors and affiliates, reflecting current and former significant stakeholders in such stockholders and the Company, from the definition of “interested stockholder.”

Nominations of Directors. The Amended and Restated Bylaws provide for advance notice procedures that stockholders must comply with in order to nominate candidates to our Board of Directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our Company.

Transfer Agent

The transfer agent and registrar for our Class A common stock is Continental Stock Transfer & Trust Company.

Exchange Listing

Our Class A common stock is listed on The Nasdaq Capital Market under the symbol “HYMC.”